Item 9.01.    Financial Statements and Exhibits

    (d)    Exhibits

Exhibit No.    Description

99.1       Press Release Dated April 9, 2014

FOR IMMEDIATE RELEASE

CONTACT:          Thomas W. Schneider – President, CEO
James A. Dowd – Senior Vice President, CFO
Telephone:  (315) 343-0057

PATHFINDER BANCORP, INC.
ANNOUNCES PLAN TO SELL ADDITIONAL STOCK
AND CONVERT TO FULLY PUBLIC COMPANY

Oswego, New York, April 9, 2014 — Pathfinder Bancorp, Inc. (the “Company”) (NasdaqCM: PBHC), the parent company for Pathfinder Bank (the “Bank”), announced today that its Board of Directors, together with the Boards of Directors of Pathfinder Bancorp, MHC (the “MHC”) and the Bank, have unanimously adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”).

Pursuant to the Plan of Conversion, the MHC will sell its majority ownership in the Company in a “second-step” stock offering.  Simultaneously, the Company, which is currently in the mutual holding company structure, will reorganize to a fully public stock holding company.

As part of the conversion and reorganization, the Bank will become a wholly owned subsidiary of a new holding company, which also will be named Pathfinder Bancorp, Inc.  Shares of common stock of the Company held by persons other than the MHC (whose shares will be canceled) will be converted into shares of common stock of the new holding company pursuant to an exchange ratio intended to generally preserve the percentage ownership interests of such persons, as adjusted for the assets of the MHC.  In the stock offering, depositors of the Bank with qualifying deposits as of March 31, 2013 will have first priority to purchase the shares of common stock.

The transactions contemplated by the Plan of Conversion are subject to approval by the Company’s stockholders (including approval by a majority of the shares held by persons other than the MHC), the voting depositors of the Bank, the Board of Governors of the Federal Reserve System and the New York Department of Financial Services.

A prospectus or proxy statement/prospectus, as applicable, and other proxy materials containing detailed information relating to the Plan of Conversion, details of the offering, and business and financial information about the Company will be sent to stockholders of the Company and depositors of the Bank following regulatory approval.

Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York.  With $503.8 million in total assets at December 31, 2013, the Bank has eight full service offices located in its market areas consisting of Oswego and Onondaga County.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer is made only by the prospectus when accompanied by a stock order form.  The shares of common stock of the new holding company are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

About Pathfinder Bancorp, Inc.

Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York.  The Bank has eight full service offices located in its market area consisting of Oswego County and northern Onondaga County and a branch office located in downtown Syracuse scheduled to open for business in the second quarter of 2014.  Financial highlights for Pathfinder Bancorp, Inc. are attached.  Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust II.

This press release contains certain forward-looking statements about the conversion and reorganization.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the Plan of Conversion and Reorganization, difficulties in selling the shares of stock, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect our business.